Exhibit 4.4

Execution Copy

AMENDMENT TWO

TO

NORTH VALLEY BANCORP

AMENDED AND RESTATED

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

This AMENDMENT TWO, dated as of October 3, 2014 (this “Amendment Two”), to the Amended and Restated Shareholder Protection Rights Agreement, dated as of March 26, 2009, as amended on January 21, 2014 (the “Rights Agreement”), between North Valley Bancorp, a California corporation (the “Company”), and Computershare Inc., a Delaware corporation, as Rights Agent (the “Rights Agent”). Terms used but not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement, as the Company may deem necessary or desirable, in a writing signed by the Company and the Rights Agent, without the approval of the holders of Rights Certificates; and

WHEREAS, concurrently with the execution and delivery of this Amendment Two, the Company and TriCo Bancshares, a California corporation (“TriCo”) are consummating the transactions contemplated by their Agreement and Plan of Merger and Reorganization dated January 21, 2014 (the “Merger Agreement”), including the merger of the Company with and into TriCo (the “Merger”); and

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the Merger and has determined that an amendment of the Rights Agreement in the form of this Amendment Two is necessary and desirable in order to give effect to the Merger Agreement and the Merger; and

WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to evidence such amendment in the form of this Amendment Two;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

1. The Company hereby certifies to the Rights Agent that this Amendment Two will not change or increase the duties, liabilities or obligations of the Rights Agent to the Company. The Rights Agent is entitled to rely upon this certification in forming an opinion as to whether this Amendment Two would affect the duties, liabilities or obligations of the Rights Agent to the Company.

2. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by replacing the Section in its entirety with the following:

“(a) The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the designated office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, and an amount equal to any tax or charge required to be paid under Section 9(e) hereof, by certified check, cashier’s check, bank draft or money order payable to the order of the Company, at or prior to the earliest of (i) the Close of Business on October 3, 2014 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof. Except for those provisions herein which expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.”

3. This Amendment Two is conditioned upon effectiveness of the Merger and shall be effective immediately prior to the Effective Time of the Merger; provided, however, that this Amendment Two will be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms. The Company will provide the Rights Agent with prompt written notice of the consummation of the transactions contemplated by the Merger Agreement or the termination of this Amendment Two pursuant to this section, as applicable.

5. This Amendment Two shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. In all respects not inconsistent with the terms and provisions of this Amendment Two, the Rights Agreement is hereby ratified, adopted, approved and confirmed. If any term of this Amendment Two is held by a court of competent jurisdiction or other competent authority to be invalid or unenforceable, the remainder of the terms hereof shall remain in full force and effect, and this Amendment Two shall be construed in order to give the maximum effect to the remaining terms and intent hereof. This Amendment Two may be executed in one or more counterparts (including by facsimile, PDF or other electronic means), each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Two to be executed by their duly authorized officers as of the date first written above.

NORTH VALLEY BANCORP

By:	/s/ Michael J. Cushman
Name:	Michael J. Cushman
Title:	President and CEO

COMPUTERSHARE INC., as Rights Agent

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

[Signature Page to Amendment Two to North Valley Bancorp Amended and Restated

Shareholder Protection Rights Agreement]

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